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                   [LETTERHEAD OF GOLDEN STATE BANCORP NEWS]

                                                                     EXHIBIT 99A

FOR INFORMATION CONTACT:                Ken Preston      (818) 409-4550
                                        Jeff Misakian    (818) 500-2824

FOR IMMEDIATE RELEASE

                    GOLDEN STATE BANCORP RECEIVES REGULATORY
                   APPROVAL TO ACQUIRE CENFED FINANCIAL CORP.

     GLENDALE, CA, April 21, 1998--Golden State Bancorp Inc. (NYSE:GSB), parent company of Glendale Federal Bank, today announced it has received approval from the Office of Thrift Supervision to acquire CENFED Financial Corporation (NASDAQ:CENF), parent company of CenFed Bank. The transaction is expected to become effective as of the close of business today, April 21, 1998. The acquisition will result in an increase in Golden State Bancorp's assets to approximately $18 billion and total deposits to approximately $12 billion. D. Tad Lowrey, president and chief executive officer of CENFED, has been elected to Golden State Bancorp's Board of Directors.

     Golden State Bancorp Chairman and Chief Executive Officer Stephen J. Trafton said: "This is the first in a series of transactions that we believe will lead to enhanced value for our shareholders. These transactions will continue with the planned distribution of our Litigation Tracking Warrants/TM/ (LTW/TM/s), the acquisition of Redlands Federal Bank and, ultimately, in the merger of Glendale Federal and California Federal Bank (Cal Fed) to form California's largest community bank. The Cal Fed merger will create the fourth largest depository institution in California, with a deposit market share of over six percent, and the third largest thrift institution in the country."

     "The energy behind the growth of Glendale Federal continues to build," Trafton explained. "Business and consumer banking have posted strong results in the most recent period. Our employees are generating checking deposits and earning assets at record rates. March 1998 was one of our strongest months, and during that period we opened a record 12,800 checking accounts. Checking account deposits grew 67 percent in the past twelve months and represented more than 17.5 percent of total deposits as of the end of March 1998. The growth in our checking account base has resulted in a decline in our cost of deposits, to
4.06 percent at the end of March 1998. We also achieved residential mortgage loan volume of $160 million, our highest

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level in recent years. We believe this momentum will carry over to the new Cal
Fed and create shareholder value through a combined statewide franchise of 350 banking offices operating in the midst of a strong California economy."

     Glendale Federal expects to convert the CenFed Bank offices and merge its operations in early May. Information on Glendale Federal's locations, products and services is being sent to CenFed customers to assure a smooth transition and avoid the much publicized problems of other recent mergers, including the Wells Fargo Bank/First Interstate Bank merger.

     Golden State will reconvene its previously adjourned special shareholders' meeting on Thursday, April 23, for shareholders to authorize amendments to the company's Certificate of Incorporation necessary to distribute the LTW/TM/s. When issued, the LTW/TM/s will represent the right to receive, upon exercise of the LTW/TM/s, Golden State common stock equal in value to 85 percent of the net after-tax proceeds, if any, from Glendale Federal's pending goodwill lawsuit against the United States Government. The distribution is also subject to Board action.

     Following completion of the CenFed Bank merger and the distribution of the LTW/TM/s, Glendale Federal expects to complete the acquisition of RedFed Bancorp and its principal subsidiary, Redlands Federal Bank, in July. The acquisition is subject to OTS and RedFed shareholder approval. Redlands Federal operates 14 branches in the Inland Empire and has assets of $1.0 billion.

     Golden State's planned merger with First Nationwide (Parent) Holdings Inc., parent company of Cal Fed, is expected to close by September 30, 1998. The new company will be named California Federal Bank at the operating level and Golden State Bancorp at the holding company level and will have 350 banking offices and $25 billion in deposits in California.

     Glendale Federal Bank is California's leading community bank, serving the business and consumer banking needs of Californians. With the addition of the CenFed Bank branches, the bank has 191 banking offices and 26 loan offices. Customers can reach the bank by calling 1-800-41FEDUP, or get information through its Internet site at HTTP://WWW.GLENDALEFEDERAL.COM.

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